UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [  ]

Check the appropriate box:

[ ]  Preliminary proxy statement.
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
[ ]  Definitive proxy statement.
[ ]  Definitive additional materials.
[X] Soliciting material pursuant to Section 240.14a-11(c) or Section 240.14a-12.

                  NUI Corporation
--------------------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

               1) Title of each class of securities to which transaction applies:

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               2)   Aggregate number of securities to which transaction applies:

                    ------------------------------------------------------------

               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                    ------------------------------------------------------------

               4)   Proposed maximum aggregate value of transaction:

                    ------------------------------------------------------------

               5)   Total fee paid:

                    ------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

               1)   Amount Previously Paid:

                    ------------------------------------------------------------

               2)   Form, Schedule or Registration Statement No:

                    ------------------------------------------------------------

               3)   Filing Party:

                    ------------------------------------------------------------

               4)   Date Filed:

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


                                Filed by NUI Corporation pursuant to Rule 14a-12
                                       under the Securities Exchange Act of 1934



The following is a press release distributed by NUI on August 17, 2004:

Investor Contact:                                        Media Contact:
Linda S. Lennox                                          Chris Reardon
Director, Investor Relations                             Manager, Public Affairs
(908) 719-4222                                           (908) 719-4224
llennox@nui.com                                          creardon@nui.com


For Immediate Release

            NUI ANNOUNCES THIRD QUARTER EARNINGS FOR FISCAL YEAR 2004

Bedminster, NJ - August 17, 2004 - NUI Corporation (NYSE:NUI) today reported a $12.3 million reduction in net loss for the third quarter of fiscal 2004, as compared to the third quarter of last year. NUI's net loss for the third quarter ended June 30, 2004, was $12.8 million, or $0.80 per share, compared to a net loss of $25.1 million, or $1.57 per share, for the third quarter last year.

The net loss from continuing operations was $11.5 million, or $0.72 per share, compared to a net loss of $3.6 million, $0.23 per share, in the third quarter of fiscal 2003. The $7.9 million increased loss from continuing operations was primarily the result of (1) reduced operating margins of approximately $2.2 million, primarily due to exiting the retail energy marketing and wholesale energy trading businesses; (2) increased operating expenses of approximately $4.0 million for the reasons described below; and (3) increased net interest expense of approximately $5.3 million, which resulted from both higher weighted average indebtedness and increased interest rates during the third quarter of fiscal 2004. The $4.0 million increase in operating expenses was due primarily to higher operation and maintenance expenses of $1.3 million; higher restructuring costs of $0.6 million; higher depreciation and amortization of $1.3 million; and higher general taxes of $0.8 million. The decrease in income from continuing operations was partially offset by higher other income of $1.0 million and a reduction in income taxes of $2.4 million as compared to the same period last year.

The company's net loss from discontinued operations decreased by approximately $20.2 million to $1.2 million, or $0.08 per share, in the third quarter of fiscal 2004, compared to a net loss of $21.4 million, or $1.34 per share, in the third quarter of fiscal 2003. The fiscal 2003 quarterly results included a $20.3 million impairment charge related to the company's decision to seek a buyer for its NUI Telecom subsidiary in June 2003.

For the nine months ended June 30, 2004, NUI recorded a net loss of $17.1 million, or $1.07 per share, compared to a net loss of $5.8 million, or $0.36 per share for the nine months ended June 30, 2003. The fiscal 2003 third quarter loss includes a $5.9 million after-tax charge for the effect of a change in accounting. The net loss from continuing operations was $14.8 million, or $0.93 per share, for the nine months ended June 30, 2004, compared to net income of $22.1 million, $1.38 per share, in the same period of fiscal 2003.

The $37.0 million reduction in income from continuing operations was primarily the result of (1) reduced operating margins of approximately $13.6 million, primarily due to winding down the company's wholesale energy trading subsidiary;
(2) increased operation and maintenance expenses of $19.2 million for the reasons described below; (3) restructuring charges of approximately $2.7 million related to employee severance costs; (4) a prepayment penalty of approximately $9.9 million for the early extinguishment of debt; and (5) increased net interest charges of approximately $13.8 million, which resulted from both higher weighted average indebtedness and increased interest rates during the nine month period of fiscal 2004. A reduction in income tax expense of $22.0 million partially offset the increase in the year-to-date loss as compared to last year.

The $19.2 million increase in operation and maintenance expense in the nine month period was due primarily to (1) increased legal and professional fees of $13.7 million related to the Focused Audit conducted by the New Jersey Board of Public Utilities (which has concluded), the cost of an internal investigation into the company's wholesale energy trading subsidiary, and costs associated with finding a buyer for the company and (2) bank fees of approximately $11.2 million. These increases were partially offset by reduced bad debt expense of approximately $6.0 million, mainly as a result of winding down the company's retail energy marketing business during fiscal 2003.

Net loss from discontinued operations decreased by approximately $19.7 million during the current nine-month period to $2.3 million, or $0.14 per share, as compared to a net loss of $22.0 million, or $1.38 per share, for the same period of fiscal 2003. As discussed earlier, the NUI Telecom impairment charge in June 2003 was the major factor for the change in comparative loss from discontinued operations, as well as the costs of winding down the operations of TIC Enterprises, the company's sales outsourcing subsidiary.

Sale Update

On July 15, 2004, NUI announced that it had entered into an Agreement and Plan of Merger (Merger Agreement) with AGL Resources Inc. (AGL), for AGL to acquire all of the outstanding shares of common stock of NUI for $13.70 per share in cash. State regulatory approvals are needed in New Jersey, Maryland, and Virginia. In Florida, AGL is required to file within 10 days of the consummation of the merger a notice with the Florida Public Service Commission (FLPSC) stating that the tariffs charged by City Gas Company of Florida will continue to remain in effect. NUI expects to receive a waiver of the closing condition from AGL related to the approval of the FLPSC. On July 30, 2004, NUI and AGL made a joint filing with the New Jersey Board of Public Utilities (NJPBU) to obtain merger approval. The NJBPU has committed to expedite its review of the transaction. On August 10, 2004, NUI and AGL made a joint filing with the Virginia State Corporation Commission to obtain merger approval. NUI and AGL expect to file for merger approval with the Maryland Public Service Commission in the near future. On August 5, 2004, NUI and AGL filed pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Act. Unless the antitrust authorities request additional information, the waiting period will expire on or before September 7, 2004. On August 13, 2004, NUI filed its preliminary Proxy Statement with the Securities and Exchange Commission (SEC) and anticipates holding its shareholders meeting in October. AGL does not need shareholder approval. Under the Public Utility Holding Company Act (PUHCA), AGL must obtain approval of the SEC for the merger. Upon closing, which the company currently anticipates will occur between December 2004 and March 2005, NUI will become a wholly-owned subsidiary of AGL.

Credit Facilities Update

NUI and NUI Utilities previously announced that they have received a commitment from an affiliate of Credit Suisse First Boston for an aggregate of $95 million in additional credit facilities intended to provide additional liquidity through the close of the sale of the company. NUI and NUI Utilities have reached agreement with Credit Suisse First Boston and the company's existing lenders on the form of the credit agreements and amendments to their existing credit facilities required to document the proposed new financing. In addition, NUI has submitted the documents to the New Jersey Board of Public Utilities for its approval.

Conference Call Information

NUI will hold a live teleconference on Wednesday, August 18, 2004, at 10:00 a.m. EST. The dial-in number for domestic callers is 1-800-289-0436 and 1-913-981-5507 for international callers. Participants should dial in five minutes prior to the scheduled start time. A taped replay of the call will be available on Thursday, August 19, 2004, and ending on Thursday, August 26, 2004, at 11:59 p.m. EST. The dial-in number for the replay is 1-888-203-1112 for domestic callers and 1-719-457-0820 for international callers. The pass code for the replay is 351863.

A live webcast of the call will be available on the company's website at www.nui.com. Choose "Investor Relations" and then select the webcast icon on the Corporate Overview page. Shortly following the live call, a replay will be archived on NUI's corporate website.

About NUI

NUI Corporation, based in Bedminster, NJ, is an energy company that operates natural gas utilities and businesses involved in natural gas storage and pipeline activities. NUI Utilities' divisions include Elizabethtown Gas in New Jersey, City Gas Company of Florida and Elkton Gas in Maryland. For more information, visit www.nui.com.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed merger. In connection with the proposed transaction, on August 13, 2004, NUI filed with the Securities and Exchange Commission (SEC) a preliminary proxy statement regarding the proposed merger transaction on Schedule 14A. The information contained in such preliminary filing is not complete and may change. Investors are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be sent to the stockholders of NUI seeking their approval of the proposed transaction. In addition, you may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. Also, you may obtain documents filed with the SEC by NUI free of charge by requesting them in writing from NUI Corporation, P.O. Box 760, Bedminster, NJ 07921, Attention: Investor Relations, or by telephone at (908) 719-4223.

Participants in Solicitation

NUI and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of NUI in connection with the merger. Information about NUI's directors and executive officers and their ownership of NUI's common stock is included in NUI's Form 10-K, filed with the SEC on May 13, 2004. Additional information about the interests of NUI's participants in the solicitation of proxies in respect of the proposed transaction will be included in the proxy statement when it becomes available.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the sale of NUI Corporation and the anticipated additional financing. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, those factors set forth in NUI Corporation's Form 10-K, Form 10-Q and its other filings with the Securities and Exchange Commission; NUI's ability to consummate the sale in the time period anticipated or at all; the ability to obtain the regulatory and other approvals required for the transaction on the terms expected or on the anticipated schedule; the ability of NUI and NUI Utilities to satisfy the conditions precedent to obtaining the $95 million of financing committed to by an affiliate of Credit Suisse First Boston; the ability of NUI and NUI Utilities to amend and extend their respective credit facilities; the ability of NUI and NUI Utilities to receive the waivers and amendments discussed herein; the timing of NUI's shareholders' meeting; and other uncertainties, all of which are difficult to predict and some of which are beyond NUI Corporation's control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could," "will," and variations of such words and similar expressions, are intended to identify forward-looking statements. NUI Corporation does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

                                     -more-

                                                NUI CORPORATION (NYSE:NUI)
                          SUMMARIZED CONSOLIDATED FINANCIAL INFORMATION FOR THE PERIODS ENDED JUNE 30
                                        (amounts in thousands, except per share amounts)

                                                                    Three Months                         Nine Months
                                                      --------------------------------------------------------------------
                                                                2004              2003             2004              2003
                                                      --------------------------------------------------------------------
Operating Revenues                                             98,944          135,293           508,803          556,839
                                                      ----------------  ---------------  ----------------  ---------------
Total Operating Margins                                        41,715           43,903           169,513          183,076
                                                      ----------------  ---------------  ----------------  ---------------
Operation & Maint. Expenses                                    36,328           35,032           117,813           98,618

Restructuring Charges                                             587              ---             2,723              ---

Depreciation and Amortization                                   9,125            7,844            26,721           25,524

Other taxes                                                     1,778              933             6,565            5,500
                                                      ----------------  ---------------  ----------------  ---------------
Operating Expenses                                             47,818           43,809           153,822          129,642
                                                      ----------------  ---------------  ----------------  ---------------
Equity in Earnings of Saltville Gas Storage
  Company, LLC                                                    156              ---               801              ---

Other Income                                                    1,238              200             2,555              862
                                                      ----------------  ---------------  ----------------  ---------------
Earnings (Loss) Before Interest and Taxes (EBIT)              (4,709)              294            19,047           54,296

Loss on Extinguishment of Debt                                    ---              ---             9,940              ---

Net Interest Charges                                           11,235            5,979            29,971           16,212

Income Tax Expense (Benefit)                                  (4,395)          (2,036)           (6,014)           15,936
                                                      ----------------  ---------------  ----------------  ---------------
Income (Loss) from Continuing Operations                     (11,549)          (3,649)          (14,850)           22,148

Loss from Discontinued Operations, After Tax                  (1,212)         (21,421)           (2,276)         (22,040)

Effect of Change in Accounting, After Tax                         ---              ---               ---          (5,870)
                                                      ----------------  ---------------  ----------------  ---------------
Net Loss                                                     (12,761)         (25,070)          (17,126)          (5,762)
                                                      ================  ===============  ================  ===============
Earnings (Loss) Per Share:

Basic and Diluted Income (Loss) from Continuing
Operations                                                     (0.72)           (0.23)            (0.93)             1.38

Loss from Discontinued Operations, After Tax                   (0.08)           (1.34)            (0.14)           (1.38)

Effect of Change in Accounting, After Tax                         ---              ---               ---           (0.36)
                                                      ----------------  ---------------  ----------------  ---------------
Basic and Diluted Net Loss Per Share                           (0.80)           (1.57)            (1.07)           (0.36)
                                                      ================  ===============  ================  ===============
Weighted Average Number of Shares                          15,968,692       16,021,477        15,976,128       16,039,573
                                                      ================  ===============  ================  ===============

Certain reclassifications were made to conform to current year presentation.

                                          OPERATING DATA FOR THE PERIODS ENDED JUNE 30


                                                                     Three Months                        Nine Months
                                                                -----------------------            -----------------------
                                                                  2004            2003               2004            2003
                                                                -----------------------            -----------------------
Total Employees (at period end)                                    936           1,095

NJ Degree Days - Actual                                            436             712              4,858           5,400

Overall Degree Day Variance from                                   21%              29%                1%              13%
NJ 20-Year Average                                              warmer           colder            colder           colder

Total Average Utility Customers Served by Continuing
Operations                                                     370,835         367,818            370,900         367,755

Total Gas Sold or Transported (Bcf's)                             15.9            33.0               73.5           145.0

                                                                  ###